Thor Announces Record Results for First Quarter Fiscal 2018

ELKHART, Ind., Nov. 27, 2017 /PRNewswire/ --

  Began fiscal 2018 with impressive growth in both revenue and profitability – resulting in all-time quarterly records in the Company's history
    Record sales of $2.23 billion, up 30.6%
    Record net income of $128.4 million, up 63.1%
  Record diluted EPS of $2.43 per share, up 63.1% compared to $1.49 per share in the prior year
  8th Annual Dealer Open House was held in September in Elkhart. Show highlights:
    Record attendance and orders,
    Introduction of our new marketing campaign – Go Your Own Way™,
    Introduction of numerous new or redesigned products by each of our subsidiaries,
    High level of dealer optimism for remainder of calendar 2017 and calendar 2018 demand levels
  Consolidated Recreational Vehicle (RV) backlogs up 69.9% to $3.58 billion
    Backlogs driven by continued strong consumer demand for Thor's affordably-priced travel trailers and motorhomes
  Continued expansion of production facilities to meet strong demand
  Economic conditions remain favorable for continued industry growth

Thor Industries, Inc. (NYSE:THO) today announced record first-quarter net income of $128.4 million, or $2.43 per diluted share, on record first-quarter revenues of $2.23 billion. Gross profit for the first quarter ended October 31, 2017 increased 40.7% to $333.2 million. As a result of the strength of revenues and production during the quarter, as well as operating efficiencies and process improvements attained in the past year, primarily by Jayco, combined with favorable changes in product mix and selective net price increases, gross profit margins increased to 14.9% in the first quarter compared to 13.9% in the prior-year period. Diluted earnings per share for the first quarter of fiscal 2018 increased 63.1% from the previous year.

Bob Martin, Thor President and CEO, commented, "Thor has begun fiscal 2018 with another quarter of exceptional growth at both the top and bottom line. Industry demand remains exceedingly strong. During the quarter, we leveraged the strength in industry demand to drive increased profitability across both segments of our business through a combination of increased output from recently added production capacity, enhanced scheduling and optimization of production runs at our existing facilities, as well as various initiatives implemented across the Company over the last year to improve operating efficiencies."

Mr. Martin added, "Coming out of our Open House event in September and the RV Dealers Association event in November, dealer optimism remains high and we believe the industry will continue to grow for the foreseeable future. Dealers and consumers are enthusiastic about our product offerings in all major product categories of more affordably-priced towable and motorized RVs. The breadth of our offerings, combined with our focus on the innovative features, floorplans and styling that consumers want and expect, are attracting an ever-wider array of customers, including Baby Boomers, Gen-X'ers and Millennials, to take part in the RV-lifestyle. Our increasing backlog is confirmation that our products are hitting the mark and reinforces the need for continued investment in production capacity to meet the current level of demand."

Towable RVs:

  Towable RV sales were $1.62 billion for the first quarter, up 33.7% from $1.21 billion in the prior-year period, driven primarily by continued strong demand for our more affordably-priced travel trailers.
  Towable RV income before tax was $158.9 million, up 68.7% from $94.2 million in the first quarter last year. This increase was driven primarily by the increase in sales, improved gross margins due to improved operating efficiencies and process improvements, primarily by Jayco, decreased Selling, General and Administrative (SG&A) expense as a percent of revenues, and lower amortization expense.
  Towable RV backlog increased $1.05 billion, or 75.3%, to $2.46 billion, compared to $1.40 billion at the end of the first quarter of fiscal 2017, reflecting the continued momentum and demand for our travel trailers in advance of the calendar 2018 selling season.

Motorized RVs:

  Motorized RV sales were $566.6 million for the first quarter, up 22.8% from $461.5 million in the prior-year first quarter. The increase in motorized RV sales was a result of the ongoing growth in our more moderately-priced gas Class A and Class C motorhomes, particularly in the Class C line, both of which continue to be in high demand by our dealers and end consumers.
  Motorized RV income before tax was $37.6 million, up 30.0% from $28.9 million last year, driven primarily by the growth in motorized sales and improved gross margins due to improved operating efficiencies, primarily by Jayco.
  Motorized RV backlog increased $417.4 million, or 59.1%, to $1.12 billion from $706.4 million a year earlier, reflecting the continued robust demand for our smaller gas Class A and Class C motorhomes.

"Our balance sheet remains very strong. As of October 31, 2017, we held $151.5 million of cash. During the quarter, we invested $34.3 million on various capital projects that support our existing businesses and will further increase capacity across our product lines, while working capital increased $41.1 million to support our seasonal needs," said Colleen Zuhl, Thor Senior Vice President and CFO. "We also continued to aggressively reduce the outstanding balance under our credit facility, paying down $55.0 million during the quarter to exit with $90.0 million outstanding as of October 31, 2017, compared to $145.0 million outstanding at July 31, 2017. Subsequent to the end of the quarter, we paid an additional $10.0 million on the outstanding debt balance, bringing the balance to $80.0 million as of November 27, 2017."

"Current industry fundamentals are supported by demographic trends that are expanding the RV buying base and high consumer confidence buoyed by positive employment, wage trends and general economic conditions. At the same time, we are still experiencing a tight labor market in Northern Indiana and beginning to see some inflationary price increases in certain raw material and commodity-based components. We will also be facing tougher year-over-year comparatives during the second half of the fiscal year as the operating efficiencies and process improvements achieved at Jayco began to materialize in the third quarter of fiscal 2017. Nevertheless, we are confident that fiscal 2018 will be another year of meaningful growth for Thor as we leverage solid industry fundamentals with the exceptional brands and products from each of our subsidiaries, our talented team of nearly 18,000 employees and our partnerships with the best dealers in the industry," said Mr. Martin.

Peter B. Orthwein, Thor Executive Chairman, added, "Looking ahead, we will continue executing the components of our strategic plan - investing in substantial capacity expansions to capitalize on demand, providing market-leading, innovative and high quality products that exceed customer expectations, and maintaining our focus on operational efficiency improvements and cost management disciplines - to ensure we continue to deliver high returns for our shareholders."

Investor Questions and Answers:

Thor announced that it has provided a detailed list of investor questions and answers relating to quarterly results and other topics that are posted on the Investor Relations section of its website at www.thorindustries.com.

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, raw material or chassis supply restrictions, the level of warranty claims incurred, legislative, regulatory and tax policy developments, the costs of compliance with increased governmental regulation, legal and compliance issues including those that may arise in conjunction with recent transactions, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, the potential impact of rising interest rates on the general economy and specifically on our dealers and consumers, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the potential loss of existing customers of acquisitions, the integration of new acquisitions, our ability to retain key management personnel of acquired companies, a shortage of necessary personnel for production, the loss or reduction of sales to key dealers, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the impact of potential losses under repurchase agreements, the potential impact of the strength of the U.S. dollar on international demand, general economic, market and political conditions and other risks and uncertainties including those discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2017 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended October 31, 2017.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME FOR THE 3 MONTHS ENDED OCTOBER 31, 2017 and 2016
($000's except share and per share data) (Unaudited)

	3 MONTHS ENDED OCTOBER 31,
	2017	% Net Sales (1)	2016	% Net Sales (1)

Net sales	$2,231,668		$1,708,531

Gross profit	$ 333,185	14.9%	$ 236,752	13.9%

Selling, general and administrative expenses	134,263	6.0%	102,310	6.0%

Amortization of intangible assets	13,558	0.6%	18,215	1.1%

Interest expense, net	1,031	0.0%	2,407	0.1%

Other income, net	2,758	0.1%	1,980	0.1%

Income before income taxes	187,091	8.4%	115,800	6.8%

Income taxes	58,685	2.6%	37,055	2.2%

Net income and comprehensive income	$ 128,406	5.8%	$ 78,745	4.6%

Earnings per common share
Basic	$ 2.44		$ 1.50
Diluted	$ 2.43		$ 1.49

Weighted avg. common shares outstanding-basic	52,611,926		52,503,966
Weighted avg. common shares outstanding-diluted	52,818,363		52,705,942

	SUMMARY BALANCE SHEETS - OCTOBER 31, ($000) (Unaudited)

	2017	2016			2017	2016
Cash and equivalents	$ 151,463	$ 161,710	Current liabilities		$ 877,385	$ 664,783
Accounts receivable, trade and other	638,395	479,544	Long-term debt		90,000	340,000
Inventories	517,328	417,127	Other long-term liabilities		58,476	51,325
Deferred income taxes and other, net	10,402	11,329	Stockholders' equity		1,684,105	1,325,650
Total current assets	1,317,588	1,069,710
Property, plant & equipment, net	446,134	360,239
Goodwill	377,693	377,693
Amortizable intangible assets, net	429,908	489,176
Deferred income taxes and other, net	138,643	84,940
Total	$2,709,966	$2,381,758			$2,709,966	$2,381,758

(1) Percentages may not add due to rounding differences

CONTACT: Investor Relations: Bruce Byots, Senior Director of Investor Relations, (574) 970-7912; or Beth Saunders, Clermont Partners, (312) 690-6008